Exhibit 99.1
EDAC TECHNOLOGIES REPORTS SOLID FIRST QUARTER RESULTS
FARMINGTON, Conn., April 22, 2008 — EDAC Technologies Corporation (NASDAQ: EDAC), a designer and manufacturer of tools, fixtures, jet engine components, injection molds and spindles, today reported results for the first quarter of 2008.
Sales for the first quarter of 2008 were $11,181,000 and net income was $630,000 or $0.13 per diluted share, versus sales of $12,316,000 and net income of $781,000 or $0.16 per diluted share for the first quarter of 2007.
Dominick A. Pagano, President and Chief Executive Officer, said, “While this was a challenging quarter for our company, we are pleased with our results. As previously announced, during the first quarter, our aerospace customers changed their delivery schedules reducing our sales for the first half of 2008. However, while we were not able to react to minimize the impact of these changes on our first quarter results, going forward we believe that, our sales in each of the next three quarters will progressively allow us to show increased sales and net income for the year ending 2008 vs. 2007. Operating income for the first quarter was further impacted by the addition of sales and engineering personnel hired to handle our planned growth and order backlog.
Pagano added, “We fully anticipate that the aerospace market will remain strong for the long-term. Our strategy is to pursue those long-term opportunities by investing in skilled personnel and state-of-the-art machinery and equipment, and committing to continuous improvement throughout our organization. We will incur costs in the short-term, but in the long-term we believe this will build the financial strength of our company, to the benefit of our shareholders.”
About EDAC Technologies Corporation
EDAC Technologies Corporation is a diversified manufacturing company primarily offering (i) design and manufacturing services for the aerospace industry in such areas as jet engine parts, special tooling, equipment, gauges and components used in the manufacture, assembly and inspection of jet engines (ii) high-precision fixtures, gauges, dies and molds and (iii) the design, manufacture and repair of precision spindles, which are an integral part of numerous machine tools found in virtually every manufacturing environment.
Cautionary Statement Regarding Forward Looking Statements — This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company uses words such as “plans,” seeks,” “projects,” “expects,” “believes,” “may,” “anticipates,” “estimates,” “should,” and similar expressions to identify these forward looking statements. These statements are subject to risks and uncertainties and are based upon the Company’s beliefs and assumptions. There are a number of important factors that may affect the Company’s actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the control of the Company and are difficult to predict. These important factors include, without limitation, factors which could affect demand for the Company’s products and services such as general economic conditions and economic conditions in the aerospace industry and the other industries in which the Company competes; competition from the Company’s competitors; and the Company’s ability to enter into satisfactory financing arrangements. These and other factors are described in the Company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s expectations and beliefs as of the date of this release. The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation or intention to do so.

EDAC TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	For the quarter ended
	March 29,	March 31,
	2008	2007
Sales	$11,181,103	$12,315,638

Cost of Sales	9,095,094	9,968,094

Gross Profit	2,086,009	2,347,544

Selling, General and Administrative Expenses	969,120	917,625

Income From Operations	1,116,889	1,429,919

Non-Operating Income (Expense):

Interest Expense	(164,577)	(194,436)
Other	44,555	4,795

Income Before Income Taxes	996,867	1,240,278

Provision for Income Taxes	367,000	459,000

Net Income	$629,867	$781,278

Income per common share data:
Basic income per share	$0.14	$0.17

Diluted income per share	$0.13	$0.16

Weighted average shares outstanding:
Basic	4,652,928	4,532,687
Diluted	4,976,915	4,829,478

EDAC TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Audited)
	March 29,	December 29,
	2008	2007
ASSETS
CURRENT ASSETS:
Cash	$2,371,539	$3,286,203
Accounts receivable, net	7,690,524	7,638,573
Inventories, net	7,353,123	6,598,111
Prepaid expenses and other current assets	205,606	51,339
Refundable income taxes	284,577	284,577
Deferred income taxes	908,124	933,124

Total current assets	18,813,493	18,791,927

PROPERTY, PLANT AND EQUIPMENT	35,124,253	34,869,219
Less: accumulated depreciation	22,721,927	22,390,417

	12,402,326	12,478,802

OTHER ASSETS, net	486,342	492,051

TOTAL ASSETS	$31,702,161	$31,762,780

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$2,315,334	$2,285,704
Trade accounts payable	4,214,692	4,021,827
Employee compensation and amounts withheld	1,262,077	1,800,390
Accrued expenses	562,931	395,950
Customer advances	369,601	424,439

Total current liabilities	8,724,635	8,928,310

LONG-TERM DEBT, less current portion	6,614,855	7,204,769

DEFERRED INCOME TAXES	448,660	448,660

SHAREHOLDERS’ EQUITY:
Common stock	11,668	11,591
Additional paid-in capital	10,348,903	10,245,877
Retained earnings	6,650,109	6,020,242
Accumulated other comprehensive loss	(1,096,669)	(1,096,669)

Total shareholders’ equity	15,914,011	15,181,041

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$31,702,161	$31,762,780

     Contact: Glenn L. Purple, Vice President-Finance 860-677-2603